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                                                                                   Exhibit 11

                    MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER COMMON SHARE
                      (In Millions, Except Per Share Amounts)




                                                 Three Months Ended        Six Months Ended
                                                 --------------------    --------------------
                                                 June 27,    June 28,    June 27,    June 28,
                                                   1997        1996       1997         1996
                                                 --------    --------    --------    --------

EARNINGS
Net earnings....................................    $ 481       $ 433       $ 947       $ 843
Preferred stock dividends.......................       (9)        (11)        (20)        (23)
                                                 --------    --------    --------    --------
Net earnings applicable to common stockholders..    $ 472       $ 422       $ 927       $ 820
                                                 --------    --------    --------    --------
                                                 --------    --------    --------    --------
PRIMARY WEIGHTED AVERAGE SHARES
Common stock....................................    329.9       341.3       330.5       343.4
Assuming issuance of shares relating to
  employee incentive plans......................     49.5        44.6        53.7        45.3
                                                 --------    --------    --------    --------
Total shares....................................    379.4       385.9       384.2       388.7
                                                 --------    --------    --------    --------
                                                 --------    --------    --------    --------
PRIMARY EARNINGS PER SHARE......................    $1.24       $1.09       $2.41       $2.11
                                                 --------    --------    --------    --------
                                                 --------    --------    --------    --------

FULLY DILUTED WEIGHTED AVERAGE SHARES
Common stock....................................    329.9       341.3       330.5       343.4
Assuming issuance of shares relating to
  employee incentive plans......................     54.5        44.6        56.3        45.8
                                                 --------    --------    --------    --------
Total shares....................................    384.4       385.9       386.8       389.2
                                                 --------    --------    --------    --------
                                                 --------    --------    --------    --------

FULLY DILUTED EARNINGS PER SHARE................    $1.23       $1.09       $2.40       $2.11
                                                 --------    --------    --------    --------
                                                 --------    --------    --------    --------
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NOTE: All share and per share amounts have been restated for the two-for-one common stock split, effected in the form of a 100% stock dividend, paid on May 30, 1997.